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                                                                   EXHIBIT 10.10

                           GENERAL SEMICONDUCTOR, INC.
                            MANAGEMENT INCENTIVE PLAN

            1.   Purpose

                 The purpose of the Management Incentive Plan is to enhance the ability of General Semiconductor, Inc. to attract, motivate, reward and retain key employees, to strengthen their commitment to the success of the Company and to align their interests with those of the Company's stockholders by providing additional compensation to designated key employees of the Company based on the achievement of performance objectives. To this end, the Management Incentive Plan provides a means of rewarding participants primarily based on the performance of the Company and its Business Units and secondarily based on the achievement of personal performance objectives.

            2.   Eligibility

                 Participation in the Plan for a Performance Period shall be limited to those Employees who, because of their significant impact on the current and future success of the Company, the CEO selects, in accordance with
Section 4, to participate in the Plan for that Performance Period. Notwithstanding the foregoing, Officers shall participate in the Plan in every Performance Period.

                 To be eligible to participate in the Plan in any Performance Period an Employee shall have had at least 30 days active tenure during such Performance Period and be actively employed by the Company on the Award payment date (except as provided in Sections 6 and 7).

                 Employees shall participate in only one short-term cash or sales incentive plan for any specific period in time. For example, an individual may not participate in both the Plan and the Company's sales incentive plan at the same time. An individual may participate in this Plan and another Plan sequentially during any Performance Period because of promotion or reassignment, provided that participation in each such plan is pro-rated to reflect (to the nearest weekly increment) the period during which he or she participated in each plan.

            3.   Administration

                 The administration of the Plan shall be consistent with the purpose and the terms of the Plan. The Plan shall be administered by the Committee with respect to Officers and by the CEO with respect to all other Participants. The Committee and the CEO, as the case may be, shall have full authority to establish the rules and regulations relating to the Plan, to interpret the Plan and those rules and regulations, to select Participants in the Plan, to determine each Participant's Target Award Percentage, to approve all Awards, to decide the facts in any case arising under the Plan and to make all other determinations and to take all other actions necessary or appropriate for the proper administration of the Plan, including the delegation of such
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authority or power, where appropriate; provided, however, that only the
Committee shall have authority to amend or terminate the Plan. The Committee's and the CEO's administration of the Plan, including all such rules and regulations, interpretations, selections, determinations, approvals, decisions, delegations, amendments, terminations and other actions, shall be final and binding on the Company, their respective stockholders and all employees of the Company, including the Participants and their respective beneficiaries.

            4.   Determination of Awards

                 Prior to, or as soon as practicable following, the commencement of each Performance Period, the CEO with respect to all Employees other than Officers shall determine the Employees who shall be Participants during that Performance Period and determine each Participant's Target Award Percentage and the Committee shall determine each Officer's Target Award Percentage. The Company shall prepare schedules, which will be treated as part of the Plan for that Performance Period, setting forth (a) the Participants during that Performance Period, (b) each Participant's Target Award Percentage for that Performance Period, and (c) the Operational Targets (and the allocation among the Operational Targets) for that Performance Period (which shall be established before the later of the date on which 25 percent of the term of such Performance Period has elapsed or the 30th day after the commencement of the such Performance Period). The Company shall notify each Participant of his or her Target Award Percentage and the applicable Operational Targets for the Performance Period. The Committee shall establish the Target Award Percentage and the Operational Targets for Officers before the later of the date on which 25 percent of the term of the relevant Performance Period has elapsed or the 30th day after the commencement of the such Performance Period.

                 A Participant earns an Award for a Performance Period based on
(i) the Company's and his or her Business Unit's achievement of the Operational Targets, and (ii) in the case of Participants other than the CEO, his or her achievement of personal performance goals. The portion of Awards based on Company or Business Unit Performance will only be earned if the Company or Business Unit, as applicable, achieves at least the minimum percentage specified by the Committee or the CEO, as applicable, of the Operational Target set for the Performance Period. The Awards for any Performance Period may also be increased above the Target Award Percentage for achievement in excess of the Operational Targets for that Performance Period, as specified by the Committee or CEO, as applicable, for that Performance Period. The Awards of each Participant may be adjusted upward or downward by twenty percent (20%) by the Committee or the CEO, as applicable, based upon the CEO's or the Committee's determination of a Participant's Personal Performance Percentage for that Performance Period.

            5.   Changes to the Target

                 The Committee, with respect to Officers, and the CEO, with respect to all other Participants, may at any time prior to the final determination of Awards change the Target Award Percentage of any Participant or assign a different Target Award Percentage to a Participant to reflect any change in the Participant's responsibility level or position during the course of the Performance Period.


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                 The Committee, with respect to Officers, and the CEO, with respect to all other Participants, may at any time prior to the final determination of Awards change the Operational Targets to reflect a change in corporate capitalization, such as a stock split or stock dividend, or a corporate transaction, such as a merger, consolidation, separation, reorganization or partial or complete liquidation; or to equitably reflect changed business circumstances during the Performance Period; the occurrence of any extraordinary event; any change in applicable accounting rules or principles; any change in the Company's method of accounting; any change in applicable law; any change due to any merger, consolidation, acquisition, reorganization, stock split, stock dividend combination of shares or other changes in the Company's corporate structure or shares; or any other change of a similar nature.

            6.   Payment of Awards

                 The Committee shall certify and announce the Awards that will be paid by the Company to each Officer as soon as practicable following the final determination of the Company's financial results for the relevant Performance Period. Subject to the provisions of Section 7, payment of the Awards certified by the Committee shall normally be made, in a single lump sum cash payment as soon as practicable following the close of such Performance Period but in any event within 60 days after the close of the Performance Period. In the case of all other Participants, as soon as practicable after the close of a Performance Period, the CEO shall review the Business Units' financial performance against the Operational Targets for that Performance Period and, subject to the provisions of Section 7, each Award to the extent earned shall be paid in a single lump sum cash payment as soon as practicable after the close of the Performance Period, but no later than 60 days following the close of the Performance Period.

                 If a Change in Control occurs, the Company shall, within 60 days thereafter, pay to each Participant in the Plan immediately prior to the Change in Control (regardless of whether the Participant remains employed after the Change in Control) an Award which is calculated assuming that all performance percentages are 100 percent, and such Award shall be prorated to the date of the Change in Control based on the Participant's Base Salary earned to the date of the Change in Control.

            7.   Limitations on Rights to Payment of Awards

                 No Participant shall have any right to receive payment of an Award under the Plan for a Performance Period unless the Participant remains in the employ of the Company through the Award payment date, except as provided in the last paragraph of Section 6. However, if the Participant has active service with the Company for at least 30 days during any Performance Period and the Participant's employment with the Company terminates due to the death, Disability or Retirement (or, in the event of the Participant's death, the Participant's estate, beneficiary or beneficiaries as determined under Section
8), the Participant shall remain eligible to receive a prorated portion of any earned Award, based on the number of weeks that the Participant was actively employed and performed services during such Performance Period.

            8.   Designation of Beneficiary


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                 A Participant may designate a beneficiary or beneficiaries who, in the event of the Participant's death prior to full payment of any Award hereunder, shall receive payment of any Award due under the Plan. Such designation shall be made by the Participant on a form prescribed by the Committee. The Participant may, at any time, change or revoke such designation.
A beneficiary designation, or revocation of a prior beneficiary designation, will be effective only if it is made in writing on a form provided by the Company, signed by the Participant and received by the Company's Human Resources Department. If the Participant does not designate a beneficiary or the beneficiary dies prior to receiving any payment of an Award, Awards payable under the Plan shall be paid to the Participant's estate.

            9.    Amendment and Termination

                  (a) The Committee may at any time, or from time to time, amend, in whole or in part, the Plan. However, no amendment or termination of the Plan shall adversely affect any Participant's right to or interest in an Award earned prior to the date of such amendment, unless the Participant agrees in writing thereto.

                  (b) The Committee may terminate the Plan, in whole or in part; however, each Participant shall receive an amount equal to the amount of the Award that would have been paid for the Performance Period, prorated for the number of weeks in the Performance Period prior to the date of termination of the Plan.

            10.   Miscellaneous Provisions

                  (a) This Plan is not a contract between the Company and the Employees or the Participants. Neither the establishment of this Plan, nor any action taken hereunder, shall be construed as giving any Employee or any Participant any right to be retained in the employ of the Company. The Company is under no obligation to continue the Plan.

                  (b) A Participant's right and interest under the Plan may not be assigned or transferred, except as provided in Section 8, and any attempted assignment or transfer shall be null and void and shall extinguish, in the Company's sole discretion, the Company's obligation under the Plan to pay Awards with respect to the Participant.

                  (c) The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund, or to make any other segregation of assets, to assure payment of Awards.

                  (d) The Company shall have the right to deduct from Awards paid, any taxes or other amounts required by law to be withheld.


                  (e) Nothing contained in the Plan shall limit or affect in any manner or degree the normal and usual powers of management, exercised by the Officers and the Board of Directors or committees thereof, to change the duties or the character of employment of any


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employee of the Company or to remove the individual from the employment of the
Company at any time, all of which rights and powers are expressly reserved.

                  (f) The Plan and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the State of New York, without giving effect to conflict of law principles thereof.

            11.   Definitions

                  (a) "Award" shall mean the incentive award earned by a Participant under the Plan for any Performance Period.

                  (b) "Base Salary" shall mean the Participant's base salary, paid in the performance period. Base salary does not include Awards under the Plan, long-term incentive awards, imputed income from such programs as executive life insurance or nonrecurring earnings such as moving expenses and is based on salary before reductions for such items as contributions under Sections 401(k) or 125 of the Internal Revenue Code of 1986, as amended, and Company-sponsored deferred compensation arrangements.

                  (c) "Board" shall mean the Board of Directors of the Company.

                  (d) "Business Unit" shall mean either the Company, a strategic function, regional group or other unit of classification, as specified by the Committee or CEO, as applicable.

                  (e) "CEO" shall mean the Chief Executive Officer of the Company.

                  (f) "Change in Control" shall mean a Change in Control as defined in the General Semiconductor, Inc. Amended and Restated 1998 Long-Term Incentive Plan, as amended.

                  (g) "Committee" shall mean the Compensation Committee of the Board.

                  (h) "Company" shall mean General Semiconductor, Inc., and its Subsidiaries.

                  (i) "Disability" shall mean permanent disability, as defined in the Company's long-term disability plan.

                  (j) "Effective Date" shall mean January 1, 2001.

                  (k) "Employee" shall mean any person (including an officer) employed by the Company or any of its Subsidiaries on a full-time salaried basis.


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                  (l) "Officer" shall mean the CEO and an officer of the Company elected by the Board.

                  (m) "Operational Targets," for any Performance Period, shall mean the financial performance of the Company, as specified by the Committee or the CEO, as applicable, as the stock price, earnings per share, net earnings, operating income, return on assets, net capital employed, shareholder return, return on equity, growth in assets, unit volume, sales, market share, or strategic business criteria consisting of one or more Company objectives based on meeting specified revenue goals, market penetration goals, geographic business expansion goals, cost targets, customer satisfaction goals, product development goals, or goals relating to acquisitions or divestitures. In setting Operational Targets pursuant to Section 4, the Committee or the CEO shall use objectively determinable Operational Targets based on the foregoing criteria. To the extent applicable, any such Operational Target shall be determined in accordance with generally accepted accounting principles and reported upon by the Company's independent accountants. The Operational Targets established by the Committee or the CEO may be (but need not be) different each Performance Period and different Operational Targets may be applicable to different Participants.

                  (n) "Participant," for any Performance Period, shall mean an Officer or Employee selected to participate in the Plan for such Performance Period in accordance with Section 2.

                  (o) "Performance Period" shall mean the fiscal year of the Company or any other period designated by the Committee with respect to which an Award is earned.

                  (p) "Personal Performance Percentage," with respect to Participants other than the CEO for any Performance Period, shall mean the percentage between 80% and 120%, based on the achievement of the Participant's personal performance goals, as determined in accordance with Section 4.

                  (q) "Plan" shall mean this General Semiconductor, Inc. Management Incentive Plan, as from time to time amended and in effect.

                  (r) "Retirement" shall mean retirement at or after age 65 or early retirement with the prior written approval of the Company.

                  (s) "Subsidiary" shall mean a corporation as defined in
Section 424(f) of the Internal Revenue Code of 1986, as amended, with the Company being treated as the employer corporation for purposes of this definition.

                  (t) "Target Award Percentage" for any Participant with respect to any Performance Period, shall mean the percentage of the Participant's Base Salary that the Participant would earn as an Award for that Performance Period if each of the Operational Target Awards Earned and the Personal Performance Percentage (if applicable) for that Performance Period is 100%, and shall be determined by the Committee with respect to Officers and by the CEO with respect to all other Participants, based on the Participant's responsibility level or the


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position or positions held during the Performance Period; provided, however, that if any Participant other than an Officer held more than one position during the Performance Period, then the CEO may designate a different Target Award Percentage with respect to each position and the Award will be pro-rated to reflect (to the nearest semi-monthly increment) the period during which such Participant had each Target Award Percentage.



                                                General Semiconductor, Inc.

Date:  February 12, 2001                        By:  /s/ Ronald A. Ostertag
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                                       Schedule A
                            EARLY RETIREMENT WINDOW BENEFIT

            Notwithstanding any provision of this Plan to the contrary, any Window-Eligible Participant (as defined in Item 1 below) who (i) makes a proper "Early Retirement Window Election" (as defined in Item 2 below) during the period commencing on February 9, 2001 and ending on February 28, 2001, (ii) executes and does not rescind the release and waiver described in Item 2, and
(iii) has a termination of employment on his "Designated Termination Date" (as defined in Item 3 below), shall be entitled to receive benefits described in
Item 4 below.

            1. "Window-Eligible Participant" means a person who is a full-time employee of the Company on February 9, 2001 provided that the sum of his age and years of Vesting Service (as defined in the General Semiconductor, Inc. Pension Plan for Salaried and Hourly Paid Non-Union Employees) as of March 31, 2001 equals or exceeds 65.

            2. Early Retirement Window Election. An "Early Retirement Window Election" means a written election by a Window-Eligible Participant, on a form provided by the Company, (i) to terminate employment with the Company on the Designated Termination Date, and (ii) to execute a release and waiver in the form provided by the Company. The Early Retirement Window Election must be received by the General Semiconductor, Inc. Employee Benefits Administrative Committee no later than February 28, 2001.

            An Early Retirement Window Election shall be irrevocable following the expiration of the applicable rescission period set forth in the Early Retirement Window Election form.

            3. Designated Termination Date. The "Designated Termination Date" of a Window-Eligible Participant who has made an Early Retirement Window Election shall be the date, as determined by the Company in its sole discretion, on which the Window-Eligible Participant must have a termination of employment in order to receive the benefits described in Item 4 below. Notwithstanding the foregoing, a Window-Eligible Participant's Designated Termination Date shall not be earlier than the last day of the applicable rescission period set forth in the Window-Eligible Participant's Early Retirement Window Election and shall not be later than May 31, 2001.

            4. Continued Plan Participation. A Window-Eligible Participant who is a participant in the General Semiconductor, Inc. Management Incentive Plan ("MIP") on February 9, 2001 who properly makes an Early Retirement Window Election, executes and does not rescind the required release and waiver, and has a termination of employment on his Designated Termination Date shall continue to participate in the MIP as if he continued to be employed by the Company for the period for which he is eligible to receive enhanced severance benefits pursuant to the First Amendment to the General Semiconductor, Inc. Severance Plan ("Severance Plan"). The requirement that a participant in the MIP must be employed by the Company on the day awards under the MIP are paid is waived with respect to participants continuing to participate in the MIP under this Item 4. A participant who is continuing to participate in the MIP under this Item 4 and is eligible for 78 weeks salary pursuant to the First Amendment to the Severance Plan shall receive an award under the MIP for 2002 (payable in 2003) equal to 50% of


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the award that would be payable if the participant was employed by the Company for the full year.



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